Patent Certificate for aFGF

INVENTION PATENT CERTIFICATE **Certificate No. 173071**

The Name of Invention: The method for the secreting expression of acidic fibroblast growth factor
Inventor: Xiaokun Li, Zhehuan Liu, Xiaoping Wu, Xiaobing Fu, Chengli Feng
Patent No. ZL 001 14010.8 Main Classification No. of the International Patent: C12N15/70
Date of the Patent Application: January 7, 2000
Patentee: The Center of Pharmaco-Biotech Research and Development in Guangzhou Ji Nan University, Shanghai Wanxing Bio-Pharmaceuticals Co.,Ltd
Date of Patent: September 22, 2004

The patent right is granted to this invention according to the Law of Invention in PRC, the Patent Certificate is issued here and it has been registered in the patent logbook. The patent is effective from the date of authorized bulletin.

The patent limit of this patent is 20 years from the patent filed. The patentee shall pay for the annual fee based on the law of patent and its exclusive regulation. The annual fee of the patent shall be paid one month before the January 7 every year. If the annual fee of the patent could not be paid on the regulation, the patent right will be terminated from the date limit the next payment need to be afforded.

The patent logbook registers the law status, the assignation, inheritance, withdraw, invalidation and termination of the patent right when the patent filed, and the changing of the patentee's name, nationality and the address as well.

Direct General: Jingchuan Wang
State Intellectual Property Office of the People's Republic of China
2004-09-22